EXHIBIT 99.1

NASDAQ: EPMD	For Further Information Contact:
James Caruso, CFO
(856) 753-8533

EP MEDSYSTEMS REPORTS 2007 THIRD QUARTER RESULTS

Company Achieves Record Revenue on 41% Growth

West Berlin, NJ (November 1, 2007)—EP MedSystems, Inc. (NASDAQ: EPMD), today reported its financial results for the third quarter ending September 30, 2007. The Company achieved record quarterly revenue of $5.3 million, representing a 41% increase over the $3.8 million reported for the same period in 2006, and a 23% sequential quarterly increase. Total revenue for the nine months ended September 30, 2007 was $13.2 million, an 18 % increase over the nine months ended September 30, 2006. The 2006 period included approximately $705,000 of nonrecurring sales to our Japanese distributor.

David Bruce, President and Chief Executive Officer, commented, “We achieved record quarterly revenue thanks to the strong growth of our EP-WorkMate® platform combined with initial market success of our ViewMate® II ultrasound system and ViewFlex® catheter products. With revenue and gross margin increases this year, cash used in operations is down by 57% to $1.8 million in the first nine months of the year.” Ultrasound product revenue increased by 70% to $692,000 when compared to the third quarter of 2006, and by 48% to $1,376,000 during the nine months ended September 30, 2007 as compared to 2006. Gross margin in the third quarter of 2007 increased 5 points to 64% compared to the 2006 period.

The Company’s net loss declined 62% to $641,000, or $.02 per share, for the third quarter of 2007, compared to a net loss of $1.7 million, or $.06 per share, in the third quarter of 2006. For the nine months ended September 30, 2007 the net loss was reduced 37% to $3.4 million, or $.11 per share, versus $5.4 million, or $.19 per share, in 2006.

Cash on hand at September 30, 2007 was $5.6 million, as compared to $5.3 million at June 30, 2007 amd $7.7 million at December 31, 2006.

Conference Call:

We have scheduled a conference call for 4:30 pm EST today, November 1, 2007, to discuss the financial results for the third quarter of 2007. The call is open to all listeners and will be followed by a question and answer session. To access the live conference call, dial (800) 257-7063 and give the company name “EP MedSystems.” An audio replay of the conference call will be accessible starting two hours following the live event. Access to the replay is available through November 15, 2007 by dialing (800) 405-2236 (access code 11101258#)

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used in visualizing, diagnosing and treating certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation, the MapMate™ Navigation Interface, the NurseMate™ Remote Review Charting Station, and the EP-4™ Computerized Cardiac Stimulator, plus the ViewFlex® intracardiac imaging catheter and ViewMate® II ultrasound imaging console for live visualization of devices and anatomy during catheter based procedures. For more information, visit our website at www.epmedsystems.com.

EP MEDSYSTEMS, INC.

SELECTED FINANCIAL DATA

(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Net sales	$13,232,585	$11,189,327	$5,341,551	$3,799,358
Cost of products sold	4,630,795	4,385,178	1,909,759	1,552,690

Gross profit	8,601,790	6,804,149	3,431,792	2,246,668

Operating costs and expenses:
Sales and marketing expenses	7,246,139	7,348,019	2,416,356	2,378,033
General and administrative expenses	2,629,875	2,935,081	899,501	978,438
Research and development expenses	2,173,896	2,048,064	750,725	669,352

Total operating expenses	12,049,910	12,331,164	4,066,582	4,025,823

Loss from operations	(3,448,120)	(5,527,015)	(634,790)	(1,779,155)
Interest and other income	216,415	318,455	58,920	154,081
Interest expense	(193,944)	(191,382)	(64,816)	(67,256)

Net loss	$(3,425,649)	$(5,399,942)	$(640,686)	$(1,692,330)

Basic and diluted loss per share	$(0.11)	$(0.19)	$(0.02)	$(0.06)

Weighted average shares outstanding used to compute basic and diluted loss per share	30,385,383	28,981,397	30,405,236	30,365,236

Balance Sheet Data	At September 30, 2007	At September 30, 2006
Cash and cash equivalents	$5,589,106	$10,000,438
Working capital	$7,604,870	$12,843,983
Total assets	$15,671,145	$19,373,460
Total liabilities	$6,343,983	$6,188,699
Shareholder’s equity	$9,327,162	$13,184,761